CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

The Board of Trustees
Oppenheimer Capital Appreciation Fund:

We consent to the use in this Registration Statement of Oppenheimer Capital Appreciation Fund of our report dated
September 22, 2004, included in the Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the
Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

KPMG LLP

/s/ KPMG LLP

Denver, Colorado
October 22, 2004